As filed with the Securities and Exchange Commission on June 30, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NOMURA HORUDINGUSU KABUSHIKI KAISHA

(Exact Name of Registrant as Specified in Its Charter)

NOMURA HOLDINGS, INC.

(Translation of Registrant’s name into English)

Japan	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9-1, Nihonbashi 1-chome

Chuo-ku, Tokyo, 103-8645

Japan

(81-3-5255-1000)

(Address of Principal Executive Offices)

Stock Acquisition Rights (No.1) of Nomura Holdings, Inc.

(Full Title of the Plan)

Nomura Securities International, Inc.

2 World Financial Center, Building B

New York, New York 10281-1198

(212-667-9300)

(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock	2,204,000 shares	$16.63	$36,652,520.00	$4,643.88

(1)	The proposed maximum offering price per unit was derived, pursuant to Rule 457(h), from the price at which an option may be exercised, ¥1,806 per share, translated into dollars based on an exchange rate of ¥108.64 per dollar, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on June 23, 2004.

PART I

Item 1.	PLAN INFORMATION

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2.	REGISTRANT INFORMATION AND EMPLOYEE ANNUAL INFORMATION

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, or sections of documents, as applicable, filed by Nomura Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(1) The Registrant’s annual report on Form 20-F for the fiscal year ended March 31, 2004 (the “2004 Form 20-F”); and

(2) Any report on Form 6-K submitted by the Registrant to the Commission prior to termination of this registration statement and identified by the Registrant as being incorporated by reference in this registration statement.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. In addition, any report on Form 6-K submitted by the Registrant to the Commission during such period and identified by the Registrant as being incorporated by reference in this registration statement shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of submission of such report.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Articles 254 of the Commercial Code of Japan (the “Commercial Code”) and Article 21-14, Paragraph 7, Item 4 of the Law for Special Exception to the Commercial Code Concerning Audit, etc. of Joint Stock Companies of Japan (the “Special Law”) make the provisions of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and executive officers, respectively. Section 10, among other things, provides in effect that:

(1) Any director or executive officer of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2) If a director or an executive officer of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3) If a director or an executive officer has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4) If a director or an executive officer, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

The Registrant has entered into agreements with its “outside directors” as defined under the Commercial Code under which, if such directors become liable for damages to the Registrant pursuant to Article 21-17, Paragraph 1 of the Special Law, for any reason attributable to their duties performed in good faith and without gross negligence, such liability is limited to certain amounts. Such limitation is generally enforceable as between the Registrant and such directors under Japanese law. Such agreements may not be available for certain violations of U.S. federal securities law and may be determined by courts of the United States to be unenforceable in such circumstances.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS*

4.1	Articles of Incorporation of the Registrant (incorporated by reference to the Annual Report on Form 20-F (File No. 1-15270) filed on June 29, 2004)

4.2	Share Handling Regulations of the Registrant (incorporated by reference to the Annual Report on Form 20-F (File No. 1-15270) filed on June 29, 2004)

23.1	Consent of Ernst & Young ShinNihon

23.2	Consent of ChuoAoyama PricewaterhouseCoopers

24.1	Power of Attorney (included in the signature page)

24.2	Power of Attorney

*	Exhibits required by Items 601(b)(5), 601(b)(9), 601(b)(15) and 601(b)(99) of Regulation S-K have been omitted because they are not applicable.

Item 9.	UNDERTAKINGS

(1) The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tokyo, Japan on June 30, 2004.

NOMURA HOLDINGS, INC.

By:	/s/ Nobuyuki Koga

	Name:	Nobuyuki Koga
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on June 30, 2004.

Each person whose signature appears below authorizes Hiroshi Tanaka, Senior Managing Director of the Registrant as attorney-in-fact, to sign any amendment, including post-effective amendments, to this registration statement on his behalf, individually and in each capacity stated below, and to file any such amendment.

Signature	Title

/s/ Junichi Ujiie	Chairman of the Board of Directors
Junichi Ujiie

/s/ Nobuyuki Koga Nobuyuki Koga	President & Chief Executive Officer Director (Principal Executive Officer)

/s/ Hiroshi Toda Hiroshi Toda	Deputy President & Chief Operating Officer Director

/s/ Kazutoshi Inano Kazutoshi Inano	Deputy President & Co-Chief Operating Officer Director

/s/ Nobuyuki Shigemune	Director
Nobuyuki Shigemune

/s/ Shozo Kumano	Director
Shozo Kumano

/s/ Masaharu Shibata	Director
Masaharu Shibata

/s/ Hideaki Kubori	Director
Hideaki Kubori

/s/ Haruo Tsuji Haruo Tsuji	Director

/s/ Fumihide Nomura Fumihide Nomura	Director

/s/ Koji Tajika Koji Tajika	Director

/s/ Akira Maruyama Akira Maruyama	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Hideyuki Takahashi Hideyuki Takahashi	Authorized Representative in the United States

EXHIBIT INDEX*

Number	Description
4.1	Articles of Incorporation of the Registrant (incorporated by reference to the Annual Report on Form 20-F (File No. 1-15270) filed on June 29, 2004)
4.2	Share Handling Regulations of the Registrant (incorporated by reference to the Annual Report on Form 20-F (File No. 1-15270) filed on June 29, 2004)
23.1	Consent of Ernst & Young ShinNihon
23.2	Consent of ChuoAoyama PricewaterhouseCoopers
24.1	Power of Attorney (included in the signature page)
24.2	Power of Attorney

*	Exhibits required by Items 601(b)(5), 601(b)(9), 601(b)(15) and 601(b)(99) of Regulation S-K have been omitted because they are not applicable.